Exhibit 10.7
PERQUISITE ALLOWANCE PLAN
January 25, 2017
The Board of Directors (Board) of Spirit AeroSystems Holdings, Inc. (together with its controlled subsidiaries, Spirit) and the Compensation Committee of the Board (Committee) believe it is in the best interest of Spirit to adopt this plan, pursuant to which the CEO and employees at position levels designated by Spirit from year to year will receive an annual taxable cash allowance from which they may elect to pay the cost of perquisite items.
Participants may select the perquisite items to be funded from their allowances. These may include such things as Spirit leased automobiles, country club memberships, tax and financial planning services, the cost of non-business spousal accompaniment on participant commercial airline business travel, and/or any non-business Spirit aircraft travel authorized under Spirit policy. The perquisite allowance is not a reimbursement for personal medical benefits. Participants may choose how to spend their allowances in whole or in part, or not to spend them at all.
The Board believes this plan furthers the following business purposes:
Security and Productivity. Permitting participants to use their allowance to pay the cost of any non-business Spirit aircraft travel authorized under Spirit policy provides an additional measure of personal security, allows business to be conducted privately while traveling, reduces the risk of unauthorized access to confidential and proprietary information, enables productive working during travel time, and minimizes unproductive down time by providing greater travel flexibility and efficiency.
Customer and Business Partner Relations. Since corporate country club memberships are typically not offered in Spirit’s communities, permitting participants to use their allowance to pay for individual club memberships offers them an appropriate venue for business hospitality and interaction with other community leaders.
Market Driven. The Board believes a modest perquisite allowance can be a competitive, motivational component of Spirit’s largely contingent director and officer compensation package, in which direct compensation levels have historically been below market median and were not designed to support perquisite replacement.
By accepting an allowance, each participant shall be deemed to accept and shall be bound by the following terms and conditions:
1.    Definitions. For purposes of this plan, the following terms have the following     meanings:

Change in Control has the meaning assigned in the Spirit AeroSystems Holdings, Inc. Omnibus Incentive Plan of 2014, as amended .
Designated Employees means employees at position levels designated by Spirit from year to year for participation in the plan.
Participants means, collectively, the CEO and Designated Employees.
2.    Position Eligibility and Allowance Amounts. Spirit will determine each calendar year the position levels eligible to participate in this plan for that year. Eligible position levels are subject to change from year to year. Participants will receive an annual perquisite allowance for each calendar year. The annual allowance amount for the CEO will be $25,000. The annual allowance amount for other participant levels will be determined by Spirit, but in no event greater than a maximum annual allowance amount of $13,000 per participant. The Board or Committee may at any time in its sole discretion increase or decrease the allowance amounts for any calendar year.
3.    Pre-Year End Transfer. Any participant who is transferred out of an eligible position level during any year shall be entitled to use his or her allowance to pay perquisite costs incurred prior to the effective date of the transfer. Any remaining unspent allowance amount will be forfeited.

4.    Payment and Costs. Allowances will be disbursed at intervals determined by Spirit. Electing participants who use their allowance to pay the cost of club memberships will be responsible for club dues, assessments, green fees, court time, incidentals, and personal meals and entertainment. Allowances may be used for automobile lease rentals, operating expenses, maintenance, repairs and insurance. The cost of any non-business Spirit aircraft use shall be determined by Spirit, whose determination shall be final and binding. Disbursements will be made no later than 2-1/2 months after the end of the calendar year.

5.Spirit Policies. No participant shall use any portion of his or her allowance in violation of Spirit’s Code of Ethical Business Conduct (PRO-3959), other rules or policies, or applicable U.S. or foreign laws or regulations. Spirit automobile and aircraft use shall comply with all policies and procedures in effect from time to time.

6.    Forfeiture for Non-Use. Any portion of a participant’s annual allowance that is not used by him or her by the end of the applicable calendar year shall lapse and shall not carry over to the following calendar year.

7.    Administration. This plan shall be administered on behalf of the Board and Committee by the CEO. The CEO shall have full authority, in his sole discretion, to make all decisions with respect to the designation of participating employee position levels and allowance amounts (subject to the maximum limit in paragraph 2), and plan compliance, interpretation and administration. The CEO’s determinations shall be final and binding on all participants.

8.    Reporting. Each participant shall promptly report his or her perquisite usage and cost to Spirit on a form adopted for that purpose. Not less often than quarterly, the CEO shall provide a written report to the Board identifying each participating employee and his or her allowance amount and usage cost and description, together with such other information as the Board may request.

9.Separation from Service. Except as provided in paragraph 13, upon a participant’s separation from service, any unused allowance amount shall automatically forfeit, unless otherwise determined by the Board or Committee in its sole discretion.

10.Allowances Net of Withholding. Spirit shall have the right to withhold from allowances any amounts required by federal, state, local or foreign law. Spirit shall also have the right to withhold required taxes from other cash compensation payable to a participant when there are insufficient funds in the participant’s allowance for both the cost of a perquisite item and the required tax withholding.

11.Reimbursement. Any participant whose perquisite usage is materially noncompliant with this plan or Spirit policies shall, at Spirit’s election, reimburse Spirit for the cost of such noncompliant usage not later than 30 days after the date of written notice thereof. Any such amount may be withheld from any compensation or other amounts otherwise owed by Spirit to such participant.

12.Tax Matters. Spirit shall provide a Form 1099 or W-2, as applicable, reporting allowance amounts paid during each year. Participants shall be solely responsible for     allowance reporting on their individual tax returns. Participants must rely upon their     own tax advisors for information concerning the impact of this plan on their individual tax circumstances. Neither the Board, the CEO, nor Spirit provides any sort of legal or tax advice in connection with this plan.

13.Liability Disclaimer. Spirit shall have no obligation to any third-party provider of perquisite items. Spirit and the Board shall have no responsibility whatsoever for any     property damage, death or injury arising from any participant’s or his or her family’s use of Spirit automobiles or personal use of Spirit aircraft, whether caused by Spirit or third-party errors, omissions, negligence, equipment malfunction or otherwise, in the absence of Spirit’s own gross negligence or willful misconduct. Neither the Board, the CEO, nor Spirit shall be liable for any errors in judgment or mistakes of fact or law in administering this plan, in the absence of their own gross negligence or willful misconduct.

14.Change in Control. In the event of a Change in Control, any Participant who was a participant in this plan before the closing of the Change in Control and who incurs a Qualifying Termination either in anticipation of the Change in Control or during the period beginning 30 days before the closing of the Change in Control and ending two years after the date of the closing of the Change in Control will be entitled to receive a cash award equal to (i) any remaining unused portion of his or her allowance for the calendar year in which the Qualifying Termination occurs, plus (ii) to enable the employee to transition to self-funding, an amount equal to 100% of his or her allowance for the calendar year in which the Qualifying Termination occurs. The cash-out payment will be made in conjunction with, and no later than 30 days after, the Qualifying Termination. The term “Qualifying Termination” will have the meaning defined under Omnibus Incentive Plan of 2014, as amended.

15.Amendment/Termination. The Board shall have no obligation to maintain this plan for any given length of time, and may amend or terminate this plan at any time and for any reason in its sole discretion. Unless required by applicable law, no such amendment or termination shall affect any participant’s right to payment through the remainder of the calendar year in which the amendment or termination occurs.

16.Successors and Assigns. This plan shall be binding on all participants and their respective heirs, beneficiaries and personal representatives, and upon Spirit, its successors and assigns. No participant shall assign to any person, and no persons other than participants shall have, any rights or obligations under this plan.

17.No Contract of Employment. Allowances are discretionary only. Nothing in this plan shall be construed as a contract of employment between Spirit and any employee. Nothing in this plan shall give any employee the right to be retained in Spirit’s employ or interfere with Spirit’s right to discharge any employee at any time, subject to the terms of any employment agreement to which such employee is a party.

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